Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GEHL COMPANY

at

$30.00 Net Per Share

by

TENEDOR CORPORATION

a wholly-owned subsidiary of

MANTIOU BF S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 20, 2008 UNLESS THE OFFER IS EXTENDED.

September 7, 2008

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated September 7, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Tenedor Corporation, a Wisconsin corporation (“Purchaser”) and a direct wholly-owned subsidiary of Manitou BF S.A., a French limited company (Société Anonyme) (“Parent”), to purchase all outstanding shares of common stock, par value $0.10 (the “Shares”), of Gehl Company, a Wisconsin corporation (the “Company”), at a price of $30.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to shareholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price is $30.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2008, among Parent, Purchaser and the Company, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the “Merger”), and each outstanding Share (except for Shares held in the treasury of the Company, Shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company and Shares held by shareholders who have properly exercised dissenters’ rights, if any are available under Wisconsin law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and subject to applicable withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in the Offer to Purchase.

4. The Board of Directors of the Company (a) determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the shareholders of the Company; (b) adopted and approved the Merger Agreement, including the “plan of merger” (as such term is used in Section 180.1101 of the Wisconsin Business Corporation Law (the “WBCL”)) (the “Plan of Merger”) and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the WBCL and (c) determined to recommend that the Company’s shareholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, approve the Plan of Merger.

5. There is no financing condition to this Offer. This Offer is subject to the non-waivable condition that there shall have been validly tendered and not properly withdrawn before the tender offer expires that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent, Purchaser and their respective wholly-owned subsidiaries, constitutes at least a number of Shares equal to the sum of (i) the number of Shares that represents two-thirds of the voting power of the total number of then-outstanding Shares entitled to vote on a fully diluted basis plus (ii) one Share entitled to vote. This condition is referred to as the “Minimum Tender Condition.” This Offer is also subject to other conditions, the principal terms of which are summarized in the section entitled “Other Matters Relating to the Offer and the Merger. Certain Conditions To The Offer” in the Offer to Purchase.

6. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined under “The Tender Offer — Section 1. Terms Of The Offer; Expiration Date” in the Offer to Purchase).

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by American Stock Transfer & Trust Company (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GEHL COMPANY

at

$30.00 Net Per Share

by

TENEDOR CORPORATION

a wholly-owned subsidiary of

MANITOU BF S.A.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 7, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Tenedor Corporation, a Wisconsin corporation (“Purchaser”) and a direct wholly-owned subsidiary of Manitou BF S.A., a French limited company (Société Anonyme) (“Parent”), to purchase for cash all of the outstanding shares of common stock, par value $0.10 (the “Shares”), of Gehl Company, a Wisconsin corporation (the “Company”), at a price of $30.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Number of Shares to Be Tendered: Shares*

Sign Below

Account Number:	Signature(s):

Dated: , 2008

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.